UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2019

Quantum Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation

1-13449	94-2665054
(Commission File No.)	(IRS Employer Identification No.)

224 Airport Parkway, Suite 550

San Jose, CA 95110

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 944-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	QMCO	OTC Markets

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

On June 29, 2019, the Company entered into a settlement agreement (the “Stipulation of Settlement”) with lead plaintiff in the shareholder class action captioned Lazan, et. al v. Quantum Corporation, et. al, Case No. 3:18-cv-00923-RS filed in the U.S. District Court for the Northern District of California (the “Class Action”).

Pursuant to the Stipulation of Settlement, which remains subject to court approval, the Company will pay $8.15 million to the plaintiff class (the “Settlement Amount”). The full amount of the settlement will be covered by the Company’s directors and officers liability insurance. The shareholders agreed to release all claims that were or could have been asserted in the Class Action. The Stipulation of Settlement contains no admission of wrongdoing by the individual defendants. Following entry of a preliminary approval order by the court, the lead plaintiff will provide shareholders with notice of the settlement and a final settlement hearing in accordance with the Stipulation of Settlement. At the time the Court enters its preliminary approval order, a date for a final approval hearing will be set. All expenses related to notifying the class, administering the settlement fund and attorneys’ fees will be paid from the Settlement Amount.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 3, 2019	QUANTUM CORPORATION
(Registrant)

	By:	/s/ J. Michael Dodson
	Name:	J. Michael Dodson
	Title:	Chief Financial Officer